UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2022

Commission File Number 000-54171

LNPR GROUP INC.

(Exact name of small business issuer as specified in its charter)

Colorado	26-1381565
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

175 S. Main St., Suite 1410, Salt Lake City, UT 84111

(Address of principal executive offices)

(801) 699-2928

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 12, 2022, NYC Edutec, LLC (“NYC Edutec”), a Utah limited liability company and wholly-owned subsidiary of LNPR Group Inc., a Colorado corporation (the “Company”), entered into a Software License Agreement (the “Agreement”) with NYC English, LLC (“NYC English”), a Utah limited liability company which is controlled by the Company’s CEO, Mark Emerson. The initial term of the Agreement is until December 31, 2024. Unless terminated pursuant to the Agreement, the Agreement may be renewed by mutual written agreement of the parties. Each of NYC Edutec and NYC English may immediately terminate and/or temporarily suspend the Agreement at any time in the event of several defaults detailed in the Agreement.

Pursuant to the Agreement, NYC Edutec is appointed by NYC English as the non-exclusive licensee of all three levels of NYC English software (the “Products”) throughout the world. During the initial term, NYC Edutec is required to make (or arrange for) minimum purchases of the Products of $1,000,000 in year one and $1,500,000 in year two. The suggested retail price for the Products and the purchase price of the Products by NYC Edutec will be decided between the parties at a later date.

Item 5.06	Change in Shell Company Status.

Due to the Agreement, as well as other factors, as of December 12, 2022, the Company ceased being a “shell company.” Further, the information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LNPR Group Inc.

Date: December 14, 2022	By:	/s/ Mark Emerson
Mark Emerson, Chief Executive Officer